Exhibit 10.1

September 16, 2009

Mr. Jefferson G. Parker

Dear Jeff:

On behalf of IBERIABANK Corporation, I am pleased to offer you employment as Vice Chairman and Manager of Brokerage, Trust and Wealth Management reporting to the President and Chief Executive Officer.

Your compensation would initially include an annual base salary of $400,000. In addition, we are pleased to offer you the following:

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20,000 restricted shares awarded on your date of employment. These awards are governed by the IBERIABANK Corporation Stock Option and Incentive Compensation Plan and will vest over seven years at a rate of 1/7th per year on each of the first through seventh anniversaries of the date of the award. In addition and contingent upon your continued employment with IBERIABANK Corporation through the date of the award, you will also receive a minimum award of 7,500 shares of restricted stock to be awarded by March 15, 2010 and will vest over seven years as defined above.

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10,000 stock options based on your date of employment. These awards are governed by the IBERIABANK Corporation Stock Option and Incentive Compensation Plan and will vest over seven years at a rate of 1/7th per year on each of the first through seventh anniversaries of the date of the award.

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Contingent upon your continued employment with IBERIABANK Corporation through the date of the award, you will receive a Phantom Stock Award with a target value of $425,000 to be awarded on January 1, 2010. The number of shares will be determined based on the target value and the closing market price on December 31, 2009. These awards are to be governed by the IBERIABANK Corporation Deferred Compensation Plan and the Phantom Stock Award agreement and will vest equally over a six-year period commencing with the second anniversary of the date of the award. In addition and contingent upon your continued employment with IBERIABANK Corporation through the date of the award, you will also receive a Phantom Stock Award with a target value of $100,000 to be awarded by March 15, 2010 which will vest equally over a six-year period commencing with the second anniversary of the date of the award.

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You will be covered by the Corporation’s Incentive Compensation Program which makes awards annually based on individual and company performance. Contingent upon your continued employment with IBERIABANK Corporation through the date of the award, your minimum annual cash bonus to be paid by March 15, 2010 for the 2009 performance year will be $100,000.

•	You would additionally be covered by the IBERIABANK Corporation Change in Control Severance Agreement commensurate with your officer level designation.

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IBERIABANK Corporation will defend you against any claims, demands or lawsuits brought by a prior employer alleging that, in connection with your employment with IBERIABANK Corporation, you breached obligations of confidentiality owed to that employer, and will protect, indemnify and hold you harmless if you are cast in judgment. IBERIABANK Corporation will defend you against any claims, demands or lawsuits alleging that, in connection with your employment with IBERIABANK Corporation, you breached alleged contractual obligations to refrain from soliciting employees of a prior employer or you breached alleged contractual obligation that you not compete with a prior employer, and will protect, indemnify and hold you harmless in the event you are cast in judgment.

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You will be employed for a minimum term of three years commencing on your date of hire, subject only to termination for “Just Cause” following “Notice of Termination” as defined in the Company’s Change in Control Severance Agreement, and a reasonable opportunity to cure.

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You will also be eligible to participate in all other employee pension and welfare benefit plans, and other plans, benefits and privileges, offered by the Company to its employees and executives, commensurate with your status.

Upon your acceptance of this offer, your start date may begin immediately (subject to your schedule), contingent upon the successful completion of our standard new hire requirements which include passing a drug-screening test.

Jeff, I am very excited about having you as a member of the team and I believe you can add considerably to the success of IBERIABANK Corporation. We hope this compensation arrangement appropriately aligns your interests and ours and look forward to having you join our team.

If you agree to the terms and conditions of this offer of employment, please sign your name under the words “Approved and Accepted” and return the signed copy to me.

Please call me with comments or questions. Should you have any questions regarding benefits, please contact Mike Pelletier, Director of Human Resources at (337) 521-4038.

Sincerely,

/s/ Daryl G. Byrd
Daryl Byrd
President and Chief Executive Officer

Approved and Accepted:

/s/ Jeff Parker
Employee Signature

17 September 2009
Date